Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES. ANY TRANSFEREE OF THIS NOTE SHOULD CAREFULLY REVIEW THE TERMS OF THIS NOTE. THE PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE AND, ACCORDINGLY, THE SECURITIES ISSUABLE UPON CONVERSION HEREOF, MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF, PURSUANT TO THE TERMS OF THIS NOTE.

3 E Network Technology Group Limited

Senior Secured 8% Original Issue Discount Convertible Promissory Note

Original Issuance Date: October 17, 2025	Principal: $1,500,000
Maturity Date: October 17, 2026	Loan Amount: $1,380,000

FOR VALUE RECEIVED, 3 E Network Technology Group Limited, a British Virgin Islands business company (the “Maker” or the “Company”), hereby promises to pay to the order of [________], a Cayman Islands exempted company, or its assigns (the “Holder”) the principal sum of $1,500,000 (the “Principal”) pursuant to the terms of this Senior Secured Original Issue 8% Discount Convertible Promissory Note (this “Note”). In exchange for delivery of this Note on the Original Issuance Date referred to above, the Holder shall lend the Maker $1,380,000 in United States dollars net of an original issuance discount of $120,000.

Unless earlier converted pursuant to the terms of Article 3, the Maturity Date of this Note shall be 12 months from the Original Issuance Date of this Note, which is specified above, unless the Holder has given notice to the Maker that it elects to accelerate the Maturity Date to the extent explicitly permitted by this Note (the “Maturity Date”). The Maturity Date is the date upon which the Principal and other amounts shall be due and payable unless earlier due or prepaid or converted. This Note may not be repaid in whole or in part except as otherwise explicitly set forth herein.

The full amount of this Note and all the cash payment obligations of the Company under the Transaction Documents shall be guaranteed in full by each Subsidiary pursuant to a Guarantee Agreement as defined in and in the form attached as an exhibit to the Purchase Agreement.

ARTICLE 1

1.1 Purchase Agreement. This Note has been executed and delivered pursuant to, and is issued pursuant to, the Securities Purchase Agreement entered into by and between the Company and the Holder dated as of October 17, 2025 (the “Purchase Agreement”), and is subject to, and incorporates, the provisions of the Purchase Agreement.

1.2 Interest. This Note has been issued with an original issue discount and no interest shall accrue hereunder prior to the occurrence of an Event of Default. From and after the occurrence and during the continuance of any Event of Default, interest shall accrue hereunder at a rate equal to 15% per annum or, if less, the highest amount permitted by law (such interest upon an Event of Default shall be referred to as “Interest” or “Default Interest”), shall compound monthly based upon a 360-day year, and shall be due and payable on the first Trading Day of each month during the continuance of such Event of Default (a “Default Interest Payment Date”). In the event that such Event of Default is subsequently cured and no other Event of Default then exists (including, without limitation, for the Company’s failure to pay such Default Interest on the applicable Default Interest Payment Date), the Default Interest shall cease to accrue hereunder as of the day immediately following the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

1.3 Investor Prepayment Election Upon Subsequent Financing. If following the Original Issuance Date while this Note is outstanding, the Maker directly or indirectly receives proceeds from and closes any kind of financing including through the issuance of any equity securities or Indebtedness, the Maker shall give written notice to the Holder within one Trading Day, and the Holder within 10 Trading Days after receipt of such written notice may request a prepayment of the Principal Amount and any accrued and unpaid interest thereon (if any) in an amount up to 25% of the gross proceeds received by the Maker. The Holder hereby waives the right to request prepayment of the Prior Note solely in connection proceeds received for the issuance of this Note.

1.4 Replacement. Upon receipt of a duly executed Affidavit of Loss and Indemnity Agreement in customary form from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note. The Holder shall not be required to post a bond or other security.

1.5 Status of Note. As of the Closing Date, other than as disclosed in Schedule 3.1(jj) of the Purchase Agreement, the Company has no secured Indebtedness that would rank senior to any of the Notes in right of payment. The obligations of the Maker under this Note shall rank senior to all other existing Indebtedness and equity of the Company, other than any Other Note(s) issued pursuant to the Purchase Agreements with which the obligations under this Note shall rank pari passu. Upon any Liquidation Event (as hereinafter defined), but subject in all cases to the Purchase Agreement, the Holder will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any Indebtedness of the Maker ranking junior to this Note in right of payment, an amount equal to the outstanding Principal, Interest and any other sums due. For purposes of this Note, “Liquidation Event” means merger or consolidation of the Company with another entity in which the Company is not the surviving entity (except where the sole purpose is to change the domicile of the Company), the sale of all or substantially all of the assets of the Company in one or more related transactions, a liquidation pursuant to a filing of a petition for bankruptcy under applicable law or any other insolvency or debtor’s relief, an assignment for the benefit of creditors, or a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Maker.

1.6 Payments. All payments of made under this Note shall be made as provided in the Purchase Agreement.

ARTICLE 2

2.1 Events of Default. An “Event of Default” under this Note shall mean the following (unless the Event of Default is waived in writing by the Holder):

(a) Any default in the payment of the Principal, Interest or other sums due under this Note or any Other Note issued to the Holder when due (whether on the Maturity Date or by acceleration or otherwise) or as the result of a non-monetary default;

(b) Except as otherwise permitted in this Note, the Maker shall fail to observe or perform any other covenant, condition or agreement contained in this Note or any Transaction Document which has caused or could reasonably be expected to result in a Material Adverse Effect (as defined in the Purchase Agreement), including, for the avoidance of doubt, (i) the issuance of any Indebtedness or the imposition of a Lien upon any of the assets of the Maker or any Subsidiary, except for Permitted Indebtedness or Permitted Liens, respectively, (ii) any failure to timely file, obtain and maintain the effectiveness of the Resale Registration Statement(s) within the timeframes prescribed pursuant to the Registration Rights Agreement, or (iii) any other breach of its covenants and obligations under the Purchase Agreement and other Transaction Documents;

(c) the Maker or any of its Subsidiaries shall (A) default in any payment of any amount or amounts of principal of or interest (if any) on $250,000 or more of any Indebtedness other than the Notes or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity;

(d) the Maker’s notice to the Holder, including by way of public announcement at any time of its inability to comply (including for any of the reasons described in Section 3.2(c) hereof) or its intention not to comply with proper requests for conversion of this Note into Common Stock;

(e) the occurrence of any event, condition, action or failure to act which causes or could reasonably be expected to result in a Material Adverse Effect;

(f) at any time after the initial Resale Registration Statement is effective and subject to compliance with applicable law or if the Holder has sold shares of Common Stock pursuant to Rule 144, when available, but only to the extent of the number of shares sold, the failure of the Maker to instruct its Transfer Agent (as hereinafter defined) to remove any legends from the Common Stock and issue such unlegended certificates to the Holder within the Standard Settlement Period upon request made by such Holder subject to compliance with applicable law, provided that, the Holder shall timely provide representation letters if reasonably requested by the Transfer Agent or the Company. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s Trading Market with respect to the Common Stock as in effect on the date of delivery of a Conversion Notice. For avoidance of doubt, as of the Original Issuance Date the Standard Settlement Period is one Trading Day;

(g) the Maker shall fail to timely deliver the Common Stock as and when required under this Note;

(h) at any time the Maker shall fail to have the Required Minimum of Common Stock authorized, reserved and available for issuance to satisfy the potential conversion in full (disregarding for this purpose any and all limitations of any kind including beneficial ownership limitations on such conversion) of this Note and any Other Notes and upon the exercise of the Warrants;

(i) any representation or warranty made by the Maker or any of its Subsidiaries in the Purchase Agreement, this Note or any other Transaction Document shall prove to have been false or misleading in any material aspects or breached in a material respect on the date as of which made which has caused or could reasonably be expected to result in a Material Adverse Effect;

(j) the Maker or any of its Subsidiaries shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets; (ii) make a general assignment for the benefit of its creditors; (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally; (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic); (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same; or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing;

(k) an Action shall be commenced in respect of the Maker or any of its Subsidiaries, without its application or consent, in any court of competent jurisdiction, seeking: (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Maker or any of its Subsidiaries; or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of 30 days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Maker or any of its Subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Maker or any of its Subsidiaries and shall continue undismissed, or unstayed and in effect for a period of 30 days;

(l) one or more final judgments or orders for the payment of money aggregating in excess of $250,000 (which value shall be calculated on a daily basis using the local currencies value as reported by the United States Secretary of the Treasury) including any equivalent concepts under any foreign Laws are rendered against one or more of the Company and/or any of its Subsidiaries, that is not dismissed or stayed within a number of days that under the applicable Laws of the country in which a Governmental Authority took the action referred to in this Section 2.1(l) prohibit execution of the judgment or seizing of property;

(m) the Company fails to comply with the reporting requirements of the Exchange Act (including but not limited to becoming delinquent in the filing of any report required to be filed under the Exchange Act including any extension permitted by Rule 12b-25 under the Exchange Act) or ceases to be subject to the reporting requirements of the Exchange Act. For avoidance of doubt, a failure to timely file any Exchange Act report shall be deemed to be an Event of Default hereunder;

(n) the Company files a Form 6-K or other SEC Report with the SEC disclosing that it intends to restate any financial statements it previously filed with the SEC or it restates any financial statements it previously filed with the SEC except for any restatement in relation to a Liquidation Event (a “Restatement Default”);

(o) the Maker’s Common Stock ceases to be listed on the Principal Market, a delisting of the Common Stock by the Principal Market is otherwise threatened or reasonably likely to occur as evidenced by a writing issued by the Principal Market, or the Maker fails to list the Underlying Shares on the Principal Market (a “Delisting Default”);

(p) after the six-month anniversary of the Original Issuance Date, any Common Stock including Underlying Shares may not be immediately resold under Rule 144 without restriction on the number of shares to be sold or manner of sale, unless (i) the Holder is then deemed to be an “affiliate” as such term is defined under the Securities Act; (ii) such restriction or prohibition is as a result of any actions or inactions on the part of the Holder and not in any way on the part of the Company, (iii) the Company has for a one-year period following each payment of the Subscription Amount complied with the public information requirements of Rule 144(c), or such Common Stock has been registered for resale under the Securities Act and may be sold without restriction;

(q) the Maker consummates a “going private” transaction and as a result its Common Stock is no longer registered under Sections 12(b) of the Exchange Act;

(r) there shall be any SEC stop order with respect to any Resale Registration Statement, a trading suspension by the SEC or the Trading Market of the Common Stock, or any restriction in place with the Transfer Agent for the Common Stock restricting the trading of such Common Stock;

(s) the electronic transfer by the Company of shares of Common Stock through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill”;

(t) the Company replaces its Transfer Agent, and the Company fails to instruct the new Transfer Agent to provide prior to the effective date of such replacement, a fully executed irrevocable transfer agent instructions (including but not limited to the provision to irrevocably reserve the Required Minimum) signed by the successor Transfer Agent and the Company;

(u) the Company or a Subsidiary enters into a Variable Rate Transaction at any time that this Note is outstanding;

(v) any provision of any Transaction Document (as defined in the Purchase Agreement) shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company or any of its Subsidiaries, or the validity or enforceability thereof shall be contested by any party thereto and it is finally determined by a court of competent jurisdiction that any such Transaction Document is not valid or enforceable against the Company or any of its Subsidiaries, or an Action shall be commenced by the Company or any Subsidiary or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof against the Company or any of its Subsidiaries, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document in any material respect;

(w) the validity or enforceability of any Guarantee Agreement shall be contested by any party thereto and it is finally determined by a court of competent jurisdiction that any such Guarantee Agreement is not valid or enforceable against the Company’s Subsidiary, or an Action shall be commenced by the Company, a Subsidiary or any Governmental Authority having jurisdiction over the Company or a Subsidiary, seeking to establish the invalidity or unenforceability thereof against the Company or such Subsidiary;

(x) any strike, lockout, labor dispute, embargo, condemnation, act of god or public enemy, or other casualty which causes, for more than 15 consecutive days, the cessation or substantial curtailment of the Company’s current operations or revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect (as defined in the Purchase Agreement).

(y) the Company organizes or acquires a new Subsidiary and the Company fails to do the following within one (1) month of such organization or acquisition: (i) to cause the new Subsidiary to become a party to, and to guarantee the Note pursuant to, a Guarantee Agreement, and (ii) (A) if such Subsidiary is located in or otherwise subject to the jurisdiction of a state or territory of the United States, or (B) the Company directly brings assets into the United States, then the Company shall pledge the equity interests of such Subsidiary or such assets under, and cause such Subsidiary to become a party to, and the Company shall be a party to, a Security Agreement and a Pledge Agreement in the forms reasonably acceptable to the Holder (including the delivery of the pledged securities);

(z) the Company loses any material license issued by the PRC or any agency or instrumentality of the PRC or any other jurisdiction in which the Company conducts its business which is necessary for conducting business in such jurisdictions and the foregoing event has caused or could reasonably be expected to result in a Material Adverse Effect; and

(aa) the Company grants a security interest (or similar concept under the Laws of any country) to a Person which gives such Person priority over the Company in the event of an Event of Default.

2.2 Remedies Upon an Event of Default.

(a) Upon the occurrence of any Event of Default that has not been remedied or waived within three (3) Trading Days, provided, however, that there shall be no cure period for an Event of Default described in Section 2.1(g), 2.1(j) or 2.1(k), the Maker shall be obligated to pay to the Holder the Mandatory Default Amount, which Mandatory Default Amount shall be immediately due and payable to the Holder. In the event this Note shall be converted whenever an Event of Default has occurred and is continuing without cure, the Holder shall have the option to convert the Mandatory Default Amount at the Conversion Price then in effect. In lieu of receiving Conversion Shares, the Holder may use Pre-Delivery shares as provided in Section 4.4.

(b) Upon the occurrence of any Event of Default, the Maker shall, as promptly as possible but in any event within two Trading Days after the occurrence of such Event of Default, notify the Holder of the occurrence of such Event of Default, describing the event or factual situation giving rise to the Event of Default and specifying the relevant subsection or subsections of Section 2.1 hereof under which such Event of Default has occurred.

(c) Subject to Section 2.2(a), upon the occurrence of any Event of Default, the Holder may at any time at its option declare, by written notice to the Maker, the Mandatory Default Amount due and payable, and thereupon, the same shall be accelerated and so due and payable within two Trading Days of receipt of such notice. Upon the failure of the Maker to cure an Event of Default within the time permitted by this Note, or if the Event of Default is not capable of being cured, the remedies provided in this Note shall continue and not be affected by any cure.

(d) The provisions of Section 3.2(b) shall also apply upon any Events of Default relating to Conversion Shares in addition to the remedies under this Section 2.2.

(e) Any Event of Default hereunder may be waived upon the mutual written agreement of the Company and the Holder.

ARTICLE 3

3.1 Conversion.

(a) Conversion. At any time after the Original Issuance Date, this Note shall be convertible (in whole or in part) at the option of the Holder into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (x) that portion of the outstanding Principal and any accrued and unpaid Interest thereon that the Holder elects to convert (the “Conversion Amount”) by (y) the Applicable Conversion Price then in effect on the date on which the Holder delivers to the Maker a notice of conversion in substantially the form attached hereto as Exhibit A (the “Conversion Notice”) in accordance with Section 5.1. The Holder shall deliver this Note to the Maker at the address designated in the Purchase Agreement at such time that this Note is fully converted. With respect to partial conversions of this Note, the Maker shall keep written records of the amount of this Note converted as of the date of delivery of the Conversion Notice for, and giving effect to, each such conversion (each, a “Conversion Date”).

(b) Conversion Price. The “Conversion Price” means the lower of (A) $0.6777 (the “Fixed Conversion Price”) as such Fixed Conversion Price may be adjusted as provided herein, and (B) the Alternative Conversion Price provided, however, that if any Conversion Price under the foregoing definition results in a fractional amount, the fractional amount shall be rounded down to the nearest whole cent. For avoidance of doubt, all references in this Note to the Fixed Conversion Price or any other Conversion Price including the Alternative Conversion Price shall be construed to include adjustments as provided in this Note.

(c) Effective upon each subsequent closing under any Purchase Agreement, the Fixed Conversion Price shall be decreased, but in no event increased, to equal the lowest 120% of the average three-day VWAP calculated prior to the Closing Date.

(d) Intentionally omitted.

(e) Voluntary Adjustment of Fixed Conversion Price. Subject to the rules and regulations of the Trading Market, the Company may at any time during the term of this Note, with the prior written consent of the Holder, reduce the then current Conversion Price of the Note to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(f) With respect to any conversion pursuant to this Note, the Holder shall be deemed to own the Conversion Shares resulting therefrom for purposes of the Securities Act upon the Holder delivering to the Company the Conversion Notice.

3.2 Delivery of Conversion Shares.

(a) As soon as practicable after any conversion or payment of any amount due hereunder in the form of shares of Common Stock in accordance with this Note, and in any event within the Standard Settlement Period thereafter (such date, the “Share Delivery Date”), the Maker shall, at its expense, cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates evidencing the number of shares of fully paid and non-assessable Common Stock to which the Holder shall be entitled on such conversion or payment (the “Conversion Shares”), in the applicable denominations based on the applicable conversion or payment, which certificate or certificates shall be free of any restrictive or trading legend. In lieu of delivering physical certificates for the Common Stock issuable upon any conversion of this Note, provided the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) DTC Fast Automated Securities Transfer Program (“FAST”) or a similar program, upon request of the Holder, the Company shall cause the Transfer Agent to electronically transmit such Conversion Shares issuable upon conversion of this Note to the Holder (or its designee), by crediting the account of the Holder’s (or such designee’s) broker with DTC through its Deposit Withdrawal At Custodian system (provided that the same time periods herein as for stock certificates shall apply) as instructed by the Holder (or its designee).

(b) Obligation Absolute. The Company’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding Principal and any accrued and unpaid Interest thereon (if any) hereof, the Company may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding Principal and any accrued and unpaid Interest thereon (if any) of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue the Conversion Shares or, if applicable, cash, upon delivery of a Conversion Notice.

(c) The Company’s Failure to Timely Convert. This Section 3.2(c) shall only apply if the Holder does not have any Pre-Delivery Shares available to use or is otherwise unable to use Pre-Delivery Shares for an applicable conversion for any reason.

(i) If the Company shall fail for any reason or for no reason, on or prior to the applicable Share Delivery Date, if the Transfer Agent is not participating in FAST, to issue and deliver to the Holder (or its designee) a certificate for the number of Conversion Shares to which the Holder is entitled and register such Conversion Shares on the Company’s register of members or, if the Transfer Agent is participating in FAST, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of Conversion Shares to which the Holder is entitled upon the Holder’s conversion of this Note (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to the Holder, the Holder may by notice to the Company (in lieu of receiving such Conversion Shares subject to such Conversion Failure), require the Company to prepay, in cash, the Conversion Amount in such Conversion Failure at a prepayment price equal to the higher of (i) Mandatory Default Amount with respect to such Conversion Amount arising from such Conversion Failure and (ii) the number of shares of Common Stock that the Maker is unable to issue multiplied by the higher of (A) the Fixed Conversion Price and (B) the VWAP as of the date of the Conversion Notice (the “Mandatory Prepayment Price”).

(ii) In addition to the foregoing, if on or prior to the Share Delivery Date, if the Transfer Agent is not participating in FAST, the Company shall fail to issue and deliver to the Holder (or its designee) a certificate and register such shares of Common Stock on the Company’s register of members or, if the Transfer Agent is participating in FAST, the Transfer Agent shall fail to credit the balance account of the Holder or the Holder’s designee with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder or pursuant to the Company’s obligation pursuant to clause (II) below, and if on or after such Share Delivery Date the Holder acquires (in an open market transaction, stock loan or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such conversion that the Holder is entitled to receive from the Company and has not received from the Company in connection with such failure, as applicable (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within two Trading Days after receipt of the Holder’s request and in the Holder’s discretion, either: (I) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and/or markups, stock loan costs and other out-of-pocket expenses, if any) for the shares of Common Stock so acquired (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (II) (the “Buy-In Payment Amount”). For the avoidance of doubt, subject to Section 3.2(c)(i), the Holder’s right to the Buy-In Payment Amount shall apply regardless of whether the applicable failure constitutes a Conversion Failure.

(iii) In the event of a Conversion Failure, the Maker shall pay to the Holder, in cash, (i) as partial liquidated damages and not as a penalty, for each $1,000 of the Conversion Amount, $10 per Trading Day (increasing to $20 per Trading Day five Trading Days after such damages have begun to accrue) for each Trading Day after the Share Delivery Date until the number of shares of Common Stock the Holder shall be entitled on such conversion has been issued and delivered to the Holder. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the conversion of this Note as required pursuant to the terms hereof.

(d) Conversion Priority. In the event that the Company receives a Conversion Notice from the Holder(s) and any holders of Options or other Convertible Securities for the same Conversion Date and the Company can effect the conversion and exercise of some, but not all, of such portions of the Note, Options or other Convertible Securities submitted for conversion and exercise, the Company, subject to this Section 3.2(d), shall (i) first effect the conversion of the entire Conversion Amount submitted for conversion on such date by the Holder(s), and (ii) once the Holder(s)’ Conversion Notices have been fully satisfied shall thereafter effect the exercise and conversion from each holder of Options or other Convertible Securities electing to have Options or other Convertible Securities exercised or converted on such date (other than the Note).

(e) Beneficial Ownership Limitation. The Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note pursuant to the terms and conditions of this Note and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 9.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3.2(e). For purposes of this Section 3.2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the conversion of this Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent annual or periodic report on Form 20-F, Current Report on Form 6-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 3.2(e), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of shares of Common Stock to be issued pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one Trading Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Furthermore, the Company shall indemnify the Holder in accordance with the Purchase Agreement, if the Holder suffers any damages, claims or losses as a result of Excess Shares being issued. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the 61st day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the 61st day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. No prior inability to convert this Note pursuant to this Section 3.2(e) shall have any effect on the applicability of the provisions of this Section 3.2(e) with respect to any subsequent determination of convertibility. The provisions of this Section 3.2(e) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3. 2(e) to the extent necessary to correct any provision which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3.2(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this Section 3.2(e) may not be waived and shall apply to a successor holder of this Note.

(f) If shares of Common Stock are not delivered within the Standard Settlement Period in accordance with this Note as a result of any action or inaction by the Company’s Transfer Agent, then the Holder shall have the right, by giving 30 days’ advance written notice, to require the Company to terminate the Transfer Agent and hire a replacement Transfer Agent, and the Company shall use its best efforts to effect such replacement as soon as possible and by the end of such 30-day period.

3.3 Adjustment of Fixed Conversion Price.

(a) Until this Note has been paid in full or converted in full, the Fixed Conversion Price shall be subject to adjustment from time-to-time (but shall not be increased, other than pursuant to a combination) as follows:

(i) Adjustments for Stock Splits and Combinations. If the Maker shall at any time or from time-to-time after the Original Issuance Date effect a forward stock split of the outstanding Common Stock or pays a dividend or distribution in Common Stock to holders of its Common Stock, the applicable Fixed Conversion Price in effect immediately prior to such event shall be proportionately decreased. If the Maker shall at any time or from time-to-time after the Original Issuance Date, effect a combination or reverse stock split of the outstanding Common Stock, the applicable Fixed Conversion Price in effect immediately prior to such event shall be proportionately increased. Any adjustments under this Section 3.3(a)(i) shall be effective at the close of business on the date the applicable event occurs. If at any time or from time-to-time after the Original Issuance Date the Maker effects a forward stock split, stock dividend, stock combination, reverse stock split, recapitalization or other similar transaction and the Event Market Price (as defined below) is less than the Fixed Conversion Price then in effect (after giving effect to the adjustment in this Section 3.3(a)(i) above), then on the fifth Trading Day immediately following such event, the Fixed Conversion Price then in effect on such fifth Trading Day (after giving effect to the adjustment in this Section 3.3(a)(i) above) shall be reduced (but in no event increased) to the Event Market Price. For the avoidance of doubt, if the adjustment in the immediately preceding sentence would otherwise result in an increase in the Fixed Conversion Price hereunder, no adjustment shall be made. “Event Market Price” means, with respect to any event described in this Section 3.3(a)(i), the quotient determined by dividing (x) the sum of the VWAP of the shares of Common Stock for each of the five Trading Days following such event divided by (y) five. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reverse stock split, recapitalization or other similar transaction during such period.

(ii) Adjustments for Certain Dividends and Distributions. If the Maker shall at any time or from time to time after the Closing Date (but whether before or after the Original Issuance Date) make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in Common Stock, then, and in each event, the applicable Fixed Conversion Price in effect immediately prior to such event shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Fixed Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Maker shall at any time or from time to time after the Closing Date (but whether before or after the Original Issuance Date) make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in other Common Stock, then, and in each event, an appropriate revision to the applicable Fixed Conversion Price shall be made and provision shall be made (by adjustments of the Fixed Conversion Price or otherwise) so that the Holder of this Note shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Maker or other issuer (as applicable) or other property that it would have received had this Note been converted into Common Stock in full (without regard to any conversion limitations herein) on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period) or assets, giving application to all adjustments called for during such period under this Section 3.3(a)(iii) with respect to the rights of the holders of this Note; provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Fixed Conversion Price shall be adjusted pursuant to this Section 3.3(a)(iii) as of the time of actual payment of such dividends or distributions.

(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock at any time or from time to time after the Closing Date (but whether before or after the Original Issuance Date) shall be changed to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 3.3(a)(i), (ii) and (iii) hereof), then, and in each event, an appropriate revision to the Fixed Conversion Price shall be made and provisions shall be made (by adjustments of the Fixed Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock or other securities or other property receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Rights Upon Issuance of Other Securities.

(1) Adjustment of Fixed Conversion Price upon Issuance of Common Stock. If and whenever on or after the Original Issuance Date the Company issues or sells, or in accordance with this Section 3.3(a)(v) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Exempt Issuance for a consideration per share (the “Dilutive Issuance Price”) less than a price equal to the Fixed Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Fixed Conversion Price then in effect is referred to herein as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance, the Fixed Conversion Price then in effect shall be reduced to the lower of (i) an amount equal to the Dilutive Issuance Price, or (ii) the VWAP on the Trading Day following the first public disclosure of the Dilutive Issuance. For the purposes of this Section 3.3(a)(v), if an announcement is made before 2:00 pm New York, N.Y. time the next trading day is the day of the announcement or if made after such time the next trading day is the following Trading Day. For all purposes of the foregoing (including, without limitation, determining the adjusted Fixed Conversion Price and the Dilutive Issuance Price under this Section 3.3(a)(v)), the following shall be applicable:

(2) Issuance of Options. If the Company in any manner grants or sells any options or rights to acquire Common Stock or Convertible Securities (“Options”) (other than pursuant to any Exempt Issuance) and the lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share, excluding any transactions involving an Exempt Issuance. For purposes of this Section 3.3(a)(v) the “lowest price per share for which one share of Common Stock is at any time issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof or (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option or otherwise pursuant to the terms thereof, minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) with respect to any one share of Common Stock (on a fully-diluted basis) upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option or otherwise pursuant to the terms thereof plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person) with respect to any one share of Common Stock (on a fully-diluted basis). Except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or otherwise pursuant to the terms thereof or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(3) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 3.3(a)(v), the “lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security or otherwise pursuant to the terms thereof and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable (or may become issuable assuming all possible market conditions) upon conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof, minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) with respect to any one share of Common Stock (on a fully-diluted basis) upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person) with respect to any one share of Common Stock (on a fully-diluted basis). Except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities or otherwise pursuant to the terms thereof, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price has been or is to be made pursuant to other provisions of this Section 3.3(a)(v), except as contemplated below, no further adjustment of the Fixed Conversion Price shall be made by reason of such issuance or sale.

(4) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock decreases at any time (other than proportional changes in connection with an event referred to Section 3.3(a)(i) above), the Fixed Conversion Price in effect at the time of such decrease shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such decreased purchase price, additional consideration or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 3.3(a)(v), if the terms of any Option or Convertible Security that was outstanding as of the Original Issuance Date are decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such decrease. No adjustment pursuant to this Section 3.3(a)(v) shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

(5) Issuances of Units. If any Option and/or Convertible Security and/or is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (as determined by the Holder, the “Primary Security”, and such Option and/or Convertible Security , the “Secondary Securities”), together comprising one integrated transaction (or one or more transactions if such issuances or sales or deemed issuances or sales of securities of the Company either (A) have at least one investor or purchaser in common, (B) are consummated in reasonable proximity to each other and/or (C) are consummated under the same plan of financing), the “lowest price per share for which one share of Common Stock is at any time issuable upon the conversion, exercise or exchange thereof or otherwise pursuant to the terms thereof” with respect to such Primary Security shall be deemed to be equal to (1) the lowest price per share for which one share of Common Stock was issued (or was deemed to be issued pursuant to this Section 3.3(a)(v), as applicable) in such integrated transaction solely with respect to such Primary Security, minus (2) with respect to such Secondary Securities, the sum of (x) the VWAP of the number of shares of Common Stock underlying each such Secondary Security which accompanies one share of Common Stock in respect of the Primary Security on a fully-diluted basis, if any, and (y) the fair market value (as mutually determined by the Holder and the Company) of such Convertible Security, if any, in each case, as determined on a per share basis in accordance with this Section 3.3(a)(v). If any shares of Common Stock, Options (other than exempt issuances) or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security) will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options (other than exempt issuances) or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security) will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five Trading Days immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor (for the purpose of determining the consideration paid for such Common Stock, Option or Convertible Security) will be deemed to be the fair value of such portion of the net assets and business of the non- surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within 10 days after the occurrence of an event requiring valuation (the “Valuation Event”) in this Section 3.3(a)(v)(5), the fair value of such consideration will be determined within five Trading Days after the 10th day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company. For the avoidance of doubt, in the event of a transaction provided in this Section 3.3(a)(v)(5), the calculation of the consideration per share for the Secondary Securities shall be as provided in Section 3.3(a)(v)(2) and/or (3), as applicable.

(6) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be); provided, however, that, if the Company shall at any time set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or to subscribe for or purchase shares of Common Stock, Options or in Convertible Securities and (A) such dividend is not fully paid or if such distribution is not fully made, or the subscription rights are not fully granted, on the date fixed therefor, the Fixed Conversion Price shall be adjusted pursuant to this Section 3.3(a)(v) as of the time of actual payment of such dividends or distributions or the effectiveness of such subscription rights or (B) the Company shall subsequently rescind or otherwise cancel or determine not to make such dividend or distribution or to grant such subscription rights, then any adjustment to the Fixed Conversion Price made pursuant to this Section 3.3(a)(v) with respect to the fixing of such record date shall be reversed and of no further force or effect as of the date of the Company’s public announcement that it is rescinding or otherwise canceling or determining not making such dividend or distribution or the grant of such subscription rights.

(b) Fractional Shares. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. If any adjustments to the Fixed Conversion Price under this Section 3.3 result in a fractional amount, the fractional amount shall be rounded down to the nearest whole cent.

(c) No Impairment. The Maker shall not, directly or indirectly, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3.3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment. In the event the Holder shall elect to convert this Note as provided herein, the Maker cannot refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, violation of an agreement to which the Holder is a party or for any reason whatsoever, unless, an injunction from a court on prior notice, enjoining conversion of this Note shall have issued and the Maker posts a surety bond for the benefit of the Holder in an amount equal to 150% of the Principal of the Note which the Holder has elected to convert, which bond shall remain in effect until the completion of litigation of the dispute and the proceeds of which shall be payable to the Holder (as liquidated damages) in the event it obtains judgment.

(d) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Fixed Conversion Price or number of shares of Common Stock issuable upon conversion of this Note pursuant to this Section 3.3, the Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Maker shall, upon written request of the Holder, at any time, furnish or cause to be furnished to the Holder a like certificate setting forth such adjustments and readjustments, the applicable Fixed Conversion Price in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of this Note. Notwithstanding the foregoing, the Maker shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of such adjusted amount.

(e) Issuance Taxes. The Maker shall pay any and all issuance and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of Common Stock on conversion of this Note pursuant thereto; provided, however, that the Maker shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holder in connection with any such conversion.

(f) Reservation of Common Stock. The Maker shall at all times while this Note shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock the Required Minimum of Common Stock (disregarding for this purpose any and all limitations of any kind on such conversion). The Maker shall, from time-to-time, increase the authorized number of shares of Common Stock or take other effective action if at any time the unissued number of authorized shares shall not be sufficient to satisfy the Maker’s obligations under this Section 3.3(f).

(g) Regulatory Compliance. If any Common Stock to be reserved for the purpose of conversion of this Note requires registration or listing with or approval of any Governmental Authority, national securities exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Maker shall, at its sole cost and expense, in good faith and as expeditiously as possible, secure such registration, listing or approval, as the case may be.

3.4 Rights Upon Fundamental Transaction

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Person (which may be the Company) formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been entered into (the “Successor Entity”) assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 3.4(a) pursuant to written agreements in form and substance satisfactory to the Holder and approved by the Holder prior to such Fundamental Transaction, including agreements to deliver to the Holder in exchange for the Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Note, including, without limitation, having Principal and Interest equal to the Principal then outstanding and any accrued and unpaid Interest thereon (if any) of the Note held by the Holder, having similar conversion rights as the Note and having similar ranking and security to the Note, and satisfactory to the Holder and (ii) the Successor Entity (including its parent entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on any eligible market listed in the definition of Trading Market in the Purchase Agreement. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” or the “Maker” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or prepayment of this Note at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock issuable upon the conversion or prepayment of the Note prior to such Fundamental Transaction, such shares of the publicly traded common stock (or their equivalent) of the Successor Entity (including its parent entity) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had this Note been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of this Note), as adjusted in accordance with the provisions of this Note. Notwithstanding the foregoing, the Holder may elect, at its sole option, by delivery of written notice to the Company to waive this Section 3.4(a) to permit the Fundamental Transaction without the assumption of this Note. The provisions of this Section 3.4(a) shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to ensure that the Holder will thereafter have the right to receive upon a conversion of this Note, at the Holder’s option, (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which the Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by the Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of this Note) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as the Holder would have been entitled to receive had this Note initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion price for such consideration commensurate with the Conversion Price. Provision made pursuant to the preceding sentence shall be in a form and substance satisfactory to the Holder. The provisions of this Section 3.4(b) shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion or prepayment of this Note.

(c) Prepayment Following a Change of Control. No later than 15 days following the entry by the Company into an agreement for a Change of Control but in no event prior to the public announcement of such Change of Control, the Maker shall deliver written notice describing the entry into such agreement (“Notice of Change of Control”) to the Holder. Within 15 days after receipt of a Notice of Change of Control, the Holder may require the Maker to prepay, effective immediately prior to the consummation of such Change of Control, an amount equal to 120% of the sum of (x) the outstanding Principal of this Note and (y) and any accrued and unpaid Interest thereon (if any) (the “COC Repayment Price”), by delivering written notice thereof (“Notice of Prepayment at Option of Holder Upon Change of Control”) to the Maker.

(d) Payment of COC Repayment Price. Upon the Maker’s receipt of a Notice(s) of Prepayment at Option of Holder Upon Change of Control from the Holder, the Maker shall deliver the COC Repayment Price to the Holder immediately prior to the consummation of the Change of Control; provided, that the Holder’s original Note shall have been so delivered to the Maker.

3.5 Inability to Fully Convert.

(a) Holder’s Option if Maker Cannot Fully Convert. If, upon the Maker’s receipt of a Conversion Notice or as otherwise required under this Note, including with respect to repayment of Principal and any accrued and unpaid Interest thereon (if any) in Common Stock as permitted under this Note, the Maker cannot issue Common Stock for any reason, including, without limitation, because the Maker (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is precluded from issuing Conversion Shares due to the Maximum Percentage or failure to obtain Shareholder Approval in accordance with the Rules of the Trading Market, or (z) is otherwise prohibited by applicable law or by the rules or regulations of any national securities exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Maker or any of its securities from issuing all of the shares of Common Stock which are to be issued to the Holder pursuant to this Note, then the Maker shall issue as many shares of Common Stock as it is able to issue and, with respect to the unconverted portion of this Note or with respect to any Common Stock not timely issued in accordance with this Note, the Holder, solely at Holder’s option, can elect to:

(i) require the Maker to prepay that portion of this Note for which the Maker is unable to issue Common Stock or for which Common Stock were not timely issued (the “Mandatory Prepayment”) at a price equal to the number of shares of Common Stock that the Maker is unable to issue multiplied by the higher of (A) the Fixed Conversion Price and (B) the VWAP as of the date of the Conversion Notice (the “Mandatory Prepayment Price”);

(ii) void its Conversion Notice and retain or have returned, as the case may be, this Note that was to be converted pursuant to the Conversion Notice (provided that the Holder’s voiding its Conversion Notice shall not affect the Maker’s obligations to make any payments which have accrued prior to the date of such notice); or

(iii) defer issuance of the applicable Conversion Shares until such time as the Maker can legally issue such shares; provided that the Principal and any accrued and unpaid Interest thereon (if any) underlying such Conversion Shares shall remain outstanding until the delivery of such Conversion Shares; and provided, further, that if the Holder elects to defer the issuance of the Conversion Shares, it may exercise its rights under either clause (i) or (ii) above at any time prior to the issuance of the Conversion Shares upon one Trading Day’s notice to the Maker.

(b) Mechanics of Fulfilling Holder’s Election. The Maker shall immediately send to the Holder, upon receipt of a Conversion Notice from the Holder, which cannot be fully satisfied as described in Section 3.5(a) above, a notice of the Maker’s inability to fully satisfy the Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Maker is unable to fully satisfy the Holder’s Conversion Notice; and (ii) the amount of this Note which cannot be converted. The Holder shall notify the Maker of its election pursuant to Section 3.5(a) above by delivering written notice to the Maker (“Notice in Response to Inability to Convert”).

(c) Payment of Mandatory Prepayment Price. If the Holder shall elect to have its Note prepaid pursuant to Section 3.5(a)(i) above, the Maker shall pay the Mandatory Prepayment Price to the Holder within five Trading Days of the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert; provided that prior to the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert the Maker has not delivered a notice to the Holder stating, to the satisfaction of the Holder, that the event or condition resulting in the Mandatory Prepayment has been cured and all Conversion Shares issuable to the Holder can and will be delivered to the Holder in accordance with the terms of this Note. If the Maker shall fail to pay the applicable Mandatory Prepayment Price to the Holder on the date that is two Trading Days following the Maker’s receipt of the Holder’s Notice in Response to Inability to Convert, in addition to any remedy the Holder may have under this Note and the Purchase Agreement, such unpaid amount shall bear interest at the rate of 2% per month (prorated for partial months) until paid in full. Until the full Mandatory Prepayment Price is paid in full to the Holder, the Holder may (i) void the Mandatory Prepayment with respect to that portion of the Note for which the full Mandatory Prepayment Price has not been paid and (ii) receive back such Note.

3.6 Purchase Rights. If at any time the Company grants, issues or sells any Options, other Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note and assuming for such purpose that the Note was converted at the Applicable Conversion Price as of the applicable record date) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Purchase Right to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to the extent of any such excess) and such Purchase Right to such extent shall be held in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable) for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right held similarly in abeyance (and, if such Purchase Right has an expiration date, maturity date or other similar provision, such term shall be extended by such number of days held in abeyance, if applicable)) to the same extent as if there had been no such limitation).

3.7 No Rights as Shareholder. Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a shareholder of the Company in respect of any meeting of shareholders for the election of directors of the Maker or of any other matter, or any other rights as a shareholder of the Maker.

3.8 Floor Price. Notwithstanding anything in this Note to the contrary, in no event shall the Conversion Price be lower than the Floor Price. If the Company receives a Conversion Notice at a time at which the applicable Conversion Price then in effect (as applicable, the “Applicable Conversion Price”) (without regard to the Floor Price) is lower than the Floor Price then in effect, the Company shall issue a number of shares equal to the Conversion Amount divided by such Floor Price and pay the economic difference between the Applicable Conversion Price (without regard to the Floor Price) and such Floor Price in cash. For further clarification, the economic difference shall be equal to (A) the number of shares that would have been delivered using the Applicable Conversion Price, minus (B) the number of shares delivered using the Floor Price, multiplied by (C) the daily VWAP of the Common Stock on the Conversion Date ((A-B)*C).

For purposes of this Note, “Floor Price” means $0.1007. The Floor Price shall also be subject to the adjustments set forth in Sections 3.3(a)(i) through (iv).

ARTICLE 4

4.1 Covenants. For so long as any Principal of this Note remains outstanding, unless Holder has otherwise given prior written consent, the Company shall be bound by the following covenants:

(a) Rank. All payments due under this Note shall rank senior to all other Indebtedness of the Company and its Subsidiaries, except for any Other Note(s) issued pursuant to the Purchase Agreements with which the obligations under this Note shall rank pari passu. For the avoidance of doubt, the Company shall not create secured Indebtedness which rank senior to this Note and the Other Note(s) without the Holder’s written consent.

(b) Existence of Liens. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, incur or guarantee or assume any Indebtedness, other than Permitted Indebtedness, or allow or suffer to exist any mortgage, lien, pledge, charge, security interest, deed of trust, or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, “Liens”) other than Permitted Liens, provided that this Section 4.1(b) shall not apply to Indebtedness in the aggregate amount of up to $250,000 if the outstanding Principal of the Note and any Other Note(s) then outstanding is less than $500,000.

(c) Restricted Payments. Except as otherwise provided for in this Note or the other Transaction Documents, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, prepay, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than the Note and the Other Note(s)) whether by way of payment in respect of principal of (or premium, if any) or Interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, (i) an event constituting an Event of Default has occurred and is continuing or (ii) an event that with the passage of time and without being cured would constitute an Event of Default has occurred and is continuing, provided that this Section 4.1(c) shall not apply to Indebtedness in the aggregate amount of up to $250,000 if the outstanding Principal of the Note and any Other Note(s) then outstanding is less than $500,000.

(d) Restriction on Prepayment and Cash Dividends. At any time that an Event of Default exists and is continuing under this Note, the Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, prepay, repurchase or declare or pay any cash dividend or other distribution on any of its capital stock excluding any intercompany transfers.

(e) Restriction on Transfer of Assets. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, sell, lease, license, assign, transfer, spin-off, split-off, convey or otherwise dispose of any assets or rights of the Company or any Subsidiary owned or hereafter acquired whether in a single transaction or a series of related transactions, other than (i) sales, leases, licenses, assignments, transfers, conveyances and other dispositions of such assets or rights by the Company and its Subsidiaries in the ordinary course of business consistent with its past practice, (ii) sales of inventory and products in the ordinary course of business, and (iii) sales of unwanted or obsolete assets.

(f) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(g) Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h) Maintenance of Intellectual Property. The Company will, and will cause each of its Subsidiaries to, take all action necessary or advisable to maintain all of the rights or licenses to use all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor of the Company and/or any of its Subsidiaries, in each case that are necessary or material to the conduct of its business in full force and effect.

(i) Transactions with Affiliates. The Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

(j) Dividends. The Company shall not, nor shall it permit any of its Subsidiaries to, pay dividends and other distributions.

(k) Use of Proceeds. The Maker shall use the proceeds of this Note as set forth in the Purchase Agreement.

(l) Operation of Business. The Company shall operate its business in the ordinary course consistent with past practices.

(m) Compliance with Transaction Documents. The Maker shall, and shall cause its Subsidiaries to, comply with its obligations under this Note and the other Transaction Documents.

(n) Payment of Taxes, Etc. The Maker shall, and shall cause each of its Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Maker and the Subsidiaries, except for such failures to pay that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Maker or such Subsidiaries shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Maker and such Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

(o) Variable Rate Transactions. The Company shall not enter into any Variable Rate Transactions, except as otherwise expressly permitted under the Purchase Agreement.

4.2 Option of the Holder. In connection with the number of Trading Days referred to in Sections 3.1(c), 3.3(a)(i), 5.11(b) and 5.11(uu) of this Note, the Holder shall have the option to add the number of Trading Days for which a temporary “chill” has been in effect as specified in the Purchase Agreement. This Section 4.2 and any election by the Holder shall not be deemed to modify the Events of Default.

4.3 Subsidiary Guaranty. If the Company organizes or acquires a new Subsidiary and the Company, the Company shall do the following within five Trading Days of such organization or acquisition: (i) cause the new Subsidiary to become a party to, and to guarantee the Note pursuant to, a Guarantee Agreement, and (ii) (A) if such Subsidiary is located in or otherwise subject to the jurisdiction of a state or territory of the United States, or (B) if the Company directly brings assets into the United States, pledge the equity interests of such Subsidiary or such assets under, and cause such Subsidiary to become a party to, and the Company shall be a party to, a Security Agreement and a Pledge Agreement in the forms reasonably acceptable to the Holder (including the delivery of the pledged securities).

4.4 Pre-Delivery Shares.

(a) General. By accepting this Note, the Holder hereby agrees not to sell, assign, pledge, transfer, dispose of, swap, hedge, or enter into any such transaction, the Pre-Delivery Shares (as defined in the Purchase Agreement) to any Person other than (x) proportionally in connection with any transfer in whole, or in part, as applicable, of this Note to any other Person or (y) in accordance with this Section 4.4.

(b) Application of Pre-Delivery Shares; Delivery Shares. At any time the Company is required to deliver shares of Common Stock to the Holder hereunder (such shares of Common Stock, each a “Delivery Share” and together the “Delivery Shares”), whether upon conversion or otherwise, and the Holder (or its designee) holds one or more Pre-Delivery Shares, the Holder may in its discretion use (each, a “Delivery Share Application”) one or more Pre- Delivery Shares, on an share-for-share basis, as available, against the aggregate number of shares required to then be delivered by the Company to the Holder hereunder (such aggregate number of shares subject to such Delivery Share Application, each a “Delivery Share Application Amount”) to avoid the occurrence of a Conversion Failure hereunder with respect thereto, at which point in time each such applied Pre-Delivery Share shall cease to be a Pre-Delivery Share hereunder and shall become a Delivery Share hereunder (with such Delivery Share Applicable Amount of shares issued (or issuable) in such conversion becoming Pre-Delivery Shares upon such issuance and delivery to the Holder); provided, that if the aggregate Pre-Delivery Shares held by the Holder is greater than or equal to the shares then issuable upon a conversion of this Note, upon any subsequent conversion of this Note, in lieu of the issuance and delivery of new Delivery Shares to the Holder, the Holder may use each such applicable Pre-Delivery Share, on a share-by-share basis with respect to such aggregate number of Delivery Shares otherwise issuable in such conversion of this Note, shall cease to be a Pre-Delivery Share hereunder and shall become a Delivery Share hereunder in satisfaction of the Company’s obligation to deliver such Delivery Share to the Holder in such applicable conversion. For the avoidance of doubt, any such treatment with respect to a subsequent conversion shall be deemed to be a Delivery Share Application.

(c) Limitations Cash Dividends and Distributions; Certain Adjustments. The Holder and the Company hereby agree that, without limiting any rights of the Holder hereunder in its capacity as the holder of this Note (including, without limitation, pursuant to Article V herein, which shall not be amended, modified or waived hereunder as a result of this Section 4.4(c) and shall remain in full force and effect), solely in the Holder’s capacity as the beneficial holder of any Pre-Delivery Shares, but subject to the Company’s compliance in full with the other provisions of this Note, the Holder hereby waives any entitlement to cash dividends that may be declared or paid by the Company with respect to such Pre-Delivery Shares (other than as set forth in Section 3.3(a)(ii) of this Note) ; provided, that this Section 4.4(c) shall cease to apply to any applicable Pre-Delivery Share at such time as such Pre-Delivery Share becomes a Delivery Share as a result of a Delivery Share Application hereunder (provided further that nothing in this Section 4.4(c) shall amend, modify or waive any term or condition of Article III above, which shall remain in full force and effect notwithstanding the applicability of this Section 4.4(c) to any shares of Common Stock of the Company). Notwithstanding anything herein to the contrary, the Pre- Delivery Shares shall be subject to equitable adjustment with respect to any stock split, reverse stock split, stock dividend, stock combination, recapitalization or similar corporate event.

(d) Purchase Right. Beginning on the date on which no Notes are outstanding following the Closing Date under the Purchase Agreement, and for a period ending on the six- month anniversary of such date (the “Purchase Right Period”), the Holder will have the right, but not the obligation, to purchase all or any portion or portions of the Pre-Delivery Shares at a price per share equal to 93% of the average of the daily VWAPs for the 10 Trading Days immediately preceding such purchase. Any such purchase shall be made in the manner and subject to the same procedure and mechanism set forth in this Note for conversions (including this Section 4.4).

(e) Event of Default Pre-Delivery Shares. Upon the occurrence of an Event of Default, in addition to and not in lieu of the other remedies provided for in this Note, the Holder shall receive as Delivery Shares a number of Pre-Delivery Shares determined by dividing 80% of the then outstanding Principal, accrued Interest, and other amounts payable under this Note by the VWAP as of the occurrence Event of Default without any requirement of paying consideration (in the form of conversion of this Note or otherwise) therefor, which event shall constitute partial liquidated damages and not a penalty.

(d) True-Up of Pre-Delivery Shares. If at any time the product of (A) the number of Pre-Delivery Shares then outstanding and (B) the VWAP then in effect is less than 50% of the Principal of this Note and all Other Notes then outstanding, the Company shall register additional Pre-Delivery Shares in an amount necessary such that the dollar value of the Pre-Delivery Shares giving effect to such issuance equals at least 100% of the Principal of this Note and all Other Notes then outstanding.

(e) Surrender and Cancellation of Pre-Delivery Shares. The Holder hereby covenants and agrees that if the Holder holds any Pre-Delivery Shares after the end of the Purchase Right Period, such remaining Pre-Delivery Shares shall be deemed surrendered and cancelled by the Holder on the date such Holder of the Notes ceases to hold any Notes.

(f) Registration Requirement. The Company shall register the Holder’s resale of any Pre-Delivery Shares issued or issuable pursuant to the Transaction Documents (including pursuant to the provisions of this Section 4.4) as soon as reasonably practicable, and in any event within the timeframes set forth in the Registration Rights Agreement.

(g) Beneficial Ownership Limitation for Pre-Delivery Shares. Notwithstanding anything herein to the contrary, Pre-Delivery Shares shall not become Delivery Shares, and the Holder shall not be deemed to beneficially own the Pre-Delivery Shares, to the extent such event would result in the Maximum Percentage being exceeded, and in such case any such shares shall be held in abeyance in accordance with Section 3.2(e) of this Note.

ARTICLE 5

5.1 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be given as provided in the Purchase Agreement.

5.2 Governing Law; Exclusive Jurisdiction. All questions arising under or concerning the construction, interpretation, validity, enforcement and defense of this Note shall be governed by and construed and enforced in accordance with the Purchase Agreement and all Actions arising under or concerning the construction, interpretation, validity, enforcement and defense of this Note shall only be brought in the courts specified in the Purchase Agreement.

5.3 Headings. Article and Section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

5.4 Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit the Holder’s right to pursue actual damages for any failure by the Maker to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Maker (or the performance thereof). The Maker acknowledges that a breach by it of its obligations hereunder will cause irreparable and material harm to the Holder and that the remedy at law for any such breach would be inadequate. Therefore, the Maker agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available rights and remedies, at law or in equity, to seek equitable relief, including but not limited to an injunction restraining any such breach or threatened breach, without the necessity of pleading and proving irreparable harm or lack of an adequate remedy at law and without any bond or other security being required.

5.5 Enforcement Expenses. The Maker agrees to pay all costs and expenses of the Holder in exercising or enforcing its rights under this Note, including, without limitation, reasonable attorneys’ fees and expenses and the fees and expenses of any expert witnesses.

5.6 Binding Effect. The obligations of the Maker set forth herein shall be binding upon its successors and assigns, whether or not such successors or assigns are permitted by the terms herein.

5.7 Amendments; Waivers. Except for Section 3.2(e), which may not be amended, modified or waived by the Company or the Holder except as expressly set forth therein, no provision of this Note may be waived or amended except in a written instrument signed by the Company and the Holder. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of the Holder to exercise any right hereunder in any manner impair the exercise of any such right.

5.8 Compliance with Securities Laws. The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note in violation of applicable securities laws. This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the form as the legend on the face of this Note.

5.9 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

5.10 Maker Waivers. Except as otherwise specifically provided herein, the Maker and all others that may become liable for all or any part of the obligations evidenced by this Note, hereby waive presentment, demand, notice of nonpayment, protest and all other demands’ and notices in connection with the delivery, acceptance, performance and enforcement of this Note, and do hereby consent to any number of renewals of extensions of the time or payment hereof and agree that any such renewals or extensions may be made without notice to any such persons and without affecting their liability herein and do further consent to the release of any person liable hereon, all without affecting the liability of the other persons, firms or Maker liable for the payment of this Note, and do hereby waive the right to a trial by jury.

5.11 Definitions. Capitalized words and phrases used herein and not defined and which are not descriptive shall have the meanings set forth in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings.

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(b) “Alternative Conversion Price” means 93% of the lowest daily VWAP in the 10 Trading Days immediately preceding the applicable Conversion Date, provided, however, that if an Event of Default has occurred, “93%” shall be replaced with “80%” for all purposes of this definition and Note, and provided further, that if any Alternative Conversion Price under this definition results in a fractional amount, the fractional amount shall be rounded down to the nearest whole cent.

(c) “Applicable Conversion Price” has the meaning contained in Section 3.8.

(d) “Applicable Price” has he meaning contained in Section 3.3(a)(v).

(e) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Original Issuance Date, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(f) “Buy-In” has the meaning contained in Section 3.2(c)

(g) “Buy-In Price” has the meaning contained in Section 3.2(c)

(h) “Buy-In Payment Amount” has the meaning contained in Section 3.2(c)

(i) “Change of Control” means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

(j) “Charter” means the Articles of Incorporation, Memorandum or other instrument of formation under the Law of the Company’s domicile.

(k) “COC Repayment Price” has the meaning contained in Section 3.4(c).

(l) “Common Stock” shall have the meaning as defined in the Purchase Agreement, and for the purposes of this Note, shall also refer to Conversion Shares unless otherwise apparent from the context.

(m) “Company” has the meaning contained on page 1 of this Note.

(n) “Conversion Amount” has the meaning contained in Section 3.1(a).

(o) “Conversion Date” has the meaning contained in Section 3.1(a).

(p) “Conversion Failure” has the meaning contained in Section 3.2(c).

(q) “Conversion Notice” has the meaning contained in Section 3.1(a).

(r) “Conversion Price” has the meaning contained in Section 3.1(b).

(s) “Conversion Shares” has the meaning contained in Section 3.2(a). In this Note, the use of Common Stock shall also refer to Conversion Shares unless otherwise apparent from the context.

(t) “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(u) “Corporate Event” has the meaning contained in Section 3.4(b).

(v) “Default Interest” has the meaning contained in Section 1.2

(w) “Default Interest Payment Date” has the meaning contained in Section 1.2.

(x) “Dilutive Issuance” has the meaning contained in Section 3.3(a)(v).

(y) “Dilutive Issuance Price” has the meaning contained in Section 3.3(a)(v).

(z) “DTC” has the meaning contained in Section 3.2(a).

(aa) “Equity Conditions” means, as of any given date of determination, all of the following have been met: (a) the Company has complied with all of the conversion and other provisions of the Notes and related Transaction Documents; (b) the Company shall be current in filing required reports with the SEC and there is no pending extension under Rule 12b-25 of the Exchange Act; (c) the Notes shall not be in default and an Event of Default shall not have otherwise occurred; (d) the Common Stock has not been subject to a trading suspension by the SEC or the Trading Market or been delisted by the Trading Market nor shall delisting or suspension by the Trading Market have been threatened or reasonably likely to occur or pending as evidenced by a writing issued by the Trading Market, nor shall the Company have received notice from its Trading Market of delisting or non-compliance with the rules, regulations and continued listing standards thereof even if subject to cure; (e) the Company’s Common Stock must be DWAC Eligible; (f) the Common Stock shall have not been subject to a “chill” or similar event imposed by The Depository Trust Co.; (g) the Company has met each delivery deadline in connection with prior conversions of the Notes; (h) the Company has complied with all Transaction Documents in all respects; (i) the Company shall not have engaged in the sale of any securities under Section 3(a)(10) of the Securities Act; (j) the Holder shall not be in possession of any material, non-public information provided to any of them by the Company, any of its Subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or attorneys (except, with respect to the closing under the Purchase Agreement, where such material, non-public information that will be disclosed to the public no later than 9:00 AM New York, N.Y. time on the Trading Day immediately following the date of the closing); (k) the Registration Statement covering the Shares and Underlying Shares, has been filed and declared effective within the timeframe provided for in the Agreement and the Prospectus contained in such Registration Statement complies with Sections 5(b) and 10 of the Securities Act (and the Company shall have no knowledge of any fact that would reasonably be expected to cause such Prospectus thereunder to not be true and correct or to contain any untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading); (l) any shares of Common Stock underlying the Notes to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Trading Market; (m) the Company has available shares of Common Stock as necessary to issue all Shares and Underlying Shares; (n) no bona fide material dispute shall exist by and between any of holder of the Notes and/or Other Notes and the Company, the Trading Market and/or the Financial Industry Regulatory Authority with respect to any term or provision of any Note or any other Transaction Document; (o) the Company shall be in compliance with all SEC regulations and rules and all listing requirements of the Trading Market; (p) at least $75,000 of market value of Common Stock shall have traded per day in the previous 10 Trading Days before the Closing Date; and (q) with respect to any Closing, (A) no Notes shall be in default and an Event of Default shall not have otherwise occurred, and (B) (i) the United States Congress shall not have adopted or enacted any Law which has become effective, (ii) The President of the United States has not issued an Executive Order, (iii) no cabinet level department of the United States shall have issued a proposed or final rule or regulation, and (iv) neither the SEC nor the Trading Market shall have issued a proposed or final rule or regulation, which Law, Executive Order or rule or regulation has the effect of limiting or banning trading by United States residents or citizens in the securities of companies which have their principal operations in the PRC.

(bb) “Event Market Price” has the meaning contained in Section 3.3(a)(i).

(cc) “Event of Default” has the meaning contained in Section 2.1.

(dd) “Excess Shares” has the meaning contained in Section 3.2(e)

(ee) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(ff) “FAST” has the meaning contained in Section 3.2(a).

(gg) “Fixed Conversion Price” has the meaning contained in Section 3.1(b).

(hh) “Floor Price” has the meaning contained in Section 3.8.

(ii) “Fundamental Transaction” means (A) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) to one or more Persons, or (iii) make, or allow one or more Persons to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Persons making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Persons making or party to, or Affiliated with any Person or group of Persons making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Persons making or party to, or Affiliated with any Person making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (iv) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Persons whereby all such Persons, individually or in the aggregate, acquire, either (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Persons making or party to, or Affiliated with any Person making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Persons become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (v) reorganize, recapitalize or reclassify its Common Stock, (B) that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Person individually or the Persons in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Persons as of the date of this Note calculated as if any shares of Common Stock held by all such Persons were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Persons to effect a statutory short form merger or other transaction requiring other shareholders of the Company to surrender their shares of Common Stock without approval of the shareholders of the Company or (C) directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(jj) “Governmental Authority” means the government of the United States, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

(kk) “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(ll) “Holder” has the meaning contained on page 1 of this Note and includes any Person who has purchased a Note or portion of a Note.

(mm) “Inability to Fully Convert Notice” has the meaning contained in Section 3.5(b).

(nn) “Indebtedness” shall have the meaning contained in the Purchase Agreement.

(oo) “Interest” has the meaning contained in Section 1.2.

(pp) “Liens” has the meaning contained in Section 4.1(c).

(qq) “Liquidation Event” has the meaning contained in Section 1.6.

(rr) “Maker” has the meaning contained on page 1 of this Note.

(ss) “Mandatory Default Amount” means an amount equal to 115% of the sum of (x) the outstanding Principal of this Note on the date on which the first Event of Default has occurred hereunder and (y) any accrued and unpaid Interest thereon, if any.

(tt) “Mandatory Prepayment” and “Mandatory Prepayment Price” have the meaning contained in Section 3.5(a)(i).

(uu) “Market Price” means the average of the two lowest closing bid prices of the Common Stock on the Trading Market for the 10 consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable date of determination.

(vv) “Maturity Date” has the meaning contained on page 1 of this Note.

(ww) “Maximum Percentage” has the meaning contained in Section 3.2(e).

(xx) “Note” has the meaning contained on page 1 of this Note.

(yy) “Notes” means this Note and the Other Note(s) (as applicable).

(zz) “Notice in Response to Inability to Convert” has the meaning contained in Section 3.5(b).

(aaa) “Notice of Change of Control” has the meaning contained in Section 3.4(c).

(bbb) “Notice of Prepayment at Option of Holder Upon Change of Control” has the meaning contained in Section 3.4(c).

(ccc) “Other Notes” means the Prior Note.

(ddd) “Permitted Indebtedness” means the Indebtedness evidenced by this Note and the Other Note(s), as applicable.

(eee) “Permitted Liens” means (i) Liens under the Transaction Documents, (ii) any lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (iii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent, (iv) any Lien created by operation of Law, such as materialmen’s Liens, mechanics’ Liens and other similar Liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, and (iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under this Note.

(fff) “Pricing Period” means the 10 Trading Days following the cure of an Event of Default as permitted by this Note.

(ggg) “Primary Security” has the meaning contained in Section 3.3(a)(v)(5).

(hhh) “Principal” has the meaning contained on page 1 of this Note.

(iii) “Purchase Agreement” has the meaning contained in Section 1.1.

(jjj) “Purchase Agreements” means the Purchase Agreement and the Prior SPA.

(kkk) “Purchase Rights” has the meaning contained in Section 3.5(d).

(lll) “Reported Outstanding Share Number” has the meaning contained in Section 3.2 (e).

(mmm) “Required Minimum” shall have the meaning contained in the Purchase Agreement.

(nnn) “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(ooo) “Secondary Securities” has the meaning contained in Section 3.3(a)(v)(5).

(ppp) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(qqq) “Share Delivery Date” has the meaning contained in Section 3.2(a).

(rrr) “Standard Settlement Period” has the meaning contained in Section 2.1(f).

(sss) “Subsidiary” shall have the meaning contained in the Purchase Agreement.

(ttt) “Successor Entity” has the meaning contained in Section 3.4(a).

(uuu) “Trading Day” means a day on which the shares of Common Stock are traded on a Trading Market for at least 4.5 hours.

(vvv) “Trading Market” has the meaning contained in the Purchase Agreement.

(www) “Transaction Documents” has the meaning contained in the Purchase Agreement.

(xxx) “Transfer Agent” has the meaning contained in Section 3.2 (a).

(yyy) “Underlying Shares” has the meaning contained in the Purchase Agreement.

(zzz) “Variable Rate Transactions” has the meaning contained in the Purchase Agreement.

(aaaa) “Volume Limit” as the meaning contained in the definition of Equity Conditions herein.

(bbbb) “Voluntary Prepayment Premium” has the meaning set forth in Section 1.3.

(cccc) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on the Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York, N.Y. time) to 4:02 p.m. (New York, N.Y. time)), (b) if the Common Stock is traded on OTCQB or OTCQX, the volume weighted average sales price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock is then reported in the “Pink Open Market” or successor operated by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent broker-dealer selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

(dddd) $ means United States dollars.

[Signature Page Follows]

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

3 E Network Technology Group Limited

By:
Name:
Title:

Signature Page to Note

EXHIBIT A

FORM OF CONVERSION NOTICE

(To be Executed by the Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $____________ of the Principal of Note No. into shares of Class A Ordinary Shares (par value USD 0.0001 per share) (“Common Stock”) of 3 E Network Technology Group Ltd (the “Maker”) according to the terms and conditions set forth in the aforementioned Note, as of the date written below.

Date of Conversion:

Conversion Amount:

Applicable Conversion Price:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder following Conversion:

Number of shares of Common Stock to be issued:

[HOLDER]

By:
Name:
Title:
Address:

Exhibit A